Exhibit 2.1

ADMINISTRADORA DE FONDOS DE PENSIONES CUPRUM S.A.

SALE AND PURCHASE PROMISE AGREEMENT

EMPRESAS PENTA S.A. and INVERSIONES BANPENTA LIMITADA, as Promising Sellers

and

PRINCIPAL FINANCIAL SERVICES, INC.,

as Promising Buyer

IN SANTIAGO DE CHILE, as of October 5th, 2012, by and among:

A)                         EMPRESAS PENTA S.A., a private corporation organized and existing under the laws of the Republic of Chile, Tax Payer Number 87.107.000-8 (“PENTA”) and INVERSIONES BANPENTA LIMITADA, a limited liability company, organized and existing under the laws of the Republic of Chile, Tax Payer Number 77.962.160-K (“BANPENTA”), both duly represented by Carlos Eugenio Lavín García-Huidobro, ingeniero comercial, national identity card number 4,334,605-9, and Carlos Alberto Délano Abbott, ingeniero commercial, national identity card number 4,773,758-3, all domiciled at Avenida El Bosque Norte Nº 0440, floor 15, Las Condes, Santiago, Chile (BANPENTA and jointly with PENTA, “Promising Sellers”) as one party; and

B)                         PRINCIPAL FINANCIAL SERVICES, INC., a corporation organized and existing under the laws of the state of Delaware, United States of America,  duly represented by Roberto Walker Hitschfeld, ingeniero comercial, national identity card number 8,865,424-2, both domiciled for these purposes at 711 High Street, Des Moines, Iowa, Unites States of America (“Promising Buyer”); who have agreed on the following:

WITNESSETH

1.                            WHEREAS, the Promising Sellers jointly own 11,416,870 fully subscribed and paid-in shares of the Company (as hereinafter defined), all common voting shares, which represent approximately 63.44% of the outstanding share capital of the Company;

2.                            WHEREAS, the Promising Buyer has promised to buy and purchase for itself the Shares and the Promising Sellers have promised to sell and transfer the Shares to the Promising Buyer, in accordance with the terms and conditions of this Agreement;

3.                            WHEREAS, the Promising Buyer is a sophisticated institution of renowned international experience, with full knowledge of the Chilean financial market and the existing Chilean legislative and regulatory framework to which the Business, as hereinafter defined, is subject to;

NOW, THEREFORE, in consideration of the premises above, the Parties have agreed on the following sale and purchase promise agreement, hereinafter the “Agreement”.

CLAUSE 1

DEFINITIONS

For purposes of this Agreement, and notwithstanding the definitions contained in other Clauses hereof, and unless clearly assigned another meaning, (A) the terms beginning with a capital letter (except when they start a sentence or are a name), shall have the meaning as assigned to each one under this Clause; and (B) as used in this Agreement, each legal term not defined otherwise herein, shall have the meaning as assigned thereto in accordance with Chilean law, pursuant to the rules for interpretation of contracts set forth in the Chilean Civil Code.

1.1                    “Affiliate” of any Person: shall mean another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

1.2                    “Agent”: shall mean in connection with the Irrevocable Power of Attorney, the stockbroker agreed by the Parties.

1.3                    “Agreement”: shall have the meaning indicated at the beginning of this Agreement.

1.4                     “Business”: shall mean the activities performed by the Company in accordance with the provisions set forth in DL 3.500, and all other provisions applicable thereto.

1.5                     “Business Day” or “Business Days”: shall mean any day on which the banks of the Republic of Chile and of the United States of America are open to the public.

1.6                     “Closing”: shall mean the execution of the Purchase Agreement on the Closing Date, in accordance with Clause 2.3 herein.

1.7                     “Closing Date”: shall mean any of the two Business Days following the date of publication of the Notice of Result stating the Successful OPA, on which the Closing shall occur.

1.8                     “Company”: shall mean ADMINISTRADORA DE FONDOS DE PENSIONES CUPRUM S.A., a public corporation, organized and existing under the laws of the Republic of Chile, Tax Payer Number 98,001,000-7, Registration Number under SVS 107.

1.9                     “Company Intellectual Property”: shall have the meaning indicated in Clause 4.2(f) hereof.

1.10              “Competitive OPA”: shall mean a tender offer for the acquisition of shares of the Company, started by a third party other than the Promising Buyer, as provided under Title XXV of the LMV and as set forth in Clause 2.4 hereof.

1.11             “Control”, “Controls” or “Controlled”: shall have the meaning indicated in Article 97 of the LMV.

1.12             “Damaged Party”: shall have the meaning indicated in Clause 8.2(e) hereof.

1.13              “Disclosure Letter”: shall mean the disclosure letter of the Promising Sellers, dated October 5th, 2012.

1.14              “Dividend”: shall mean any dividend (either obligatorio, adicional, eventual or provisorio) the Company may approve and declare no later than five Business Days prior to the date the Notice of Commencement is to be published and pay to the shareholders of the Company between the date of this Agreement and the date of the publication of the Notice of Result, which shall not exceed a total amount of UF 2,700,000 (two million seven hundred thousand UF).

1.15             “DL 3.500”: shall mean Decree Law N°3,500 of 1980, and its amendments.

1.16             “Encumbrance” or “Encumbrances”: shall mean any attachment, mortgage, pledge, usufruct, easement, prohibition to encumber or dispose of, injunction, precautionary measure, preemptive option, contractual restriction, outstanding debt for price balance or for any other reason, including any right of third parties on an asset or usufruct thereof or another limitation to full ownership or any of the attributes of the domain, transfer, availability and/or exercise of powers inherent to the domain of the good subject to the mentioned encumbrance, pursuant to law.

1.17             “Executive’s Severance”: shall have the meaning indicated in Clause 3.4 hereof.

1.18             “Financial Debt” shall mean the total sum of items 21.11.010 (Pasivos Corrientes-Préstamos que Devengan Intereses) and 22.11.010 (Pasivos No Corrientes-Préstamos que Devengan Intereses) of the Company’s financial statements as defined by the SVS, at the applicable date.

1.19             “Financial Statements”: shall have the meaning indicated in Clause 4.2(b)(i) hereof.

1.20             “Funds”: shall have the meaning indicated in Clause 4.2(b)(ii) hereof.

1.21             “Funds Audited Financial Statements”: shall have the meaning indicated in Clause 4.2(b)(ii) hereof.

1.22             “Funds Financial Statements”: shall have the meaning indicated in Clause 4.2(b)(ii) hereof.

1.23             “Funds Unaudited Financial Statements”: shall have the meaning indicated in Clause 4.2(b)(ii) hereof.

1.24             “Guarantor”: shall mean Principal Financial Services, Inc., which guarantees the fulfilment of any and all obligations of the Promising Buyer arising from the Purchase Agreement in accordance with Clause 3.11(b) hereof.

1.25             “Government Authority”: shall mean any Chilean or foreign authority, autonomous entity, superintendency, tribunal, court, commission, either municipal, administrative or supervisory, or any other similar entity.

1.26             “IFRS”: shall mean international financial reporting standards.

1.27             “Indebtedness”: shall mean, with respect to any Person, as at any date of determination, the sum of the following items, without duplication: (i) obligations of such Person created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such indebtedness prior to its maturity and termination), (ii) capital lease obligations of such Person, (iii) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (iv) any guarantee of any indebtedness of the type listed in numerals (i) through (iii) above or other obligations of any other Person.

1.28             “Irrevocable Power of Attorney”: shall have the meaning indicated in Clause 2.2(b) hereof.

1.29             “Law”: shall mean any law, rule, regulation or order of any competent Government Authority or regulatory authority or court of the Republic of Chile, in each case as amended from time to time.

1.30             “Liabilities”: shall mean any Indebtedness, Loss, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

1.31             “Listed Employees”: shall have the meaning assigned in Clause 3.4 hereof.

1.32             “LMV”: shall mean Law Nº 18,045 (Ley de Mercado de Valores), and its amendments.

1.33             “Loss” or “Losses”: shall mean any direct loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, net of tax shield, insurance and any other reimbursements, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing).

1.34             “LSA”: shall mean Law Nº 18,046 (Ley sobre Sociedades Anónimas), and its amendments.

1.35             “Material Adverse Effect”: shall mean any change, effect, event or occurrence that, either individually or in the aggregate, materially and adversely affect the Business, results of operation or financial condition of the Company, taken as a whole, provided that a Material Adverse Effect shall not include, in any and all circumstances, any change, effect, event or occurrence arising out of or attributable to any of the following, either alone or in combination, (i) this Agreement or the transactions contemplated hereby or the announcement thereof, (ii) any change in the general economic conditions or the financial markets in the United States of America or Chile, unless the relevant change, effect, event or occurrence disproportionately affects the Company, (iii) any change or condition affecting the Company’s industry generally unless the relevant change or condition disproportionately affects the Company, (iv) any change in applicable accounting principles or any adoption, proposal, implementation or change in Law or in the official interpretation thereof (including in respect of Taxes), (v) any outbreak or substantial worsening of major hostilities in which the United States of America or Chile are involved or any act of terrorism, civil unrest within or involving the United States of America or Chile, unless the relevant change, effect, event or occurrence disproportionately affects the Company, (vi) worsening of global or Chilean economic, business, regulatory, political or market conditions, or stock market index declines in the United States, Europe, Chile, or other countries or of the stock of the Promising Buyer or of the Company, or in global or national financial or capital markets, or worsening of credit costs or access to debt generally or of the Promising Buyer or the Company, unless the relevant change, effect, event or occurrence disproportionately affects the Company, (vii) the disappearance of the euro or the exit of countries currently using the euro as their currency from using the euro, (viii) any change resulting from or arising out of hurricanes, earthquakes, floods, other natural disasters or acts of god or force majeure, unless the relevant change, effect, event or occurrence disproportionately affects the Company, (ix) the failure of the Company to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings, (x) any drop in the amount of the Company’s encaje reserve, (xi) any act or omission by the Promising Sellers or the Company taken with the prior written consent or at the prior written direction of Promising Buyer, or (xii) the Company losing customers (afiliados) of mandatory pension funds. For the purposes of this provision, “disproportionately” shall only mean, that in case any of the events in (ii), (iii), (v), (vi) and (viii) above occurs, (x) the Company’s net income (excluding the return on the encaje reserve) on a monthly basis, for three consecutive months starting with the month that such event has occurred, has been negatively affected by an amount which is equal to 100% of the average monthly net income (excluding the return on the encaje reserve) as measured over the twelve month period prior to the month in which the event occurred; that (y) the negative impact on monthly net income over the three month period referred to herein are caused directly as a consequence of the occurrence of any of such events; and (z) that the same event has negatively impacted the Company at least two times greater than the Other AFP Companies.  For the purposes of this clause, the term “Other AFP Companies” shall mean: AFP Capital S.A., AFP Habitat S.A. and AFP Provida S.A.

1.36             “Material Contracts”: shall mean any agreements entered into by the Company (i) with any Related Party; (ii) which contain any change of Control provision with respect to the Company (according to the definition of control set forth in article 97 of the LMV); (iii) outside of the ordinary course of Business giving rise to liabilities in excess of US$3,000,000; (iv) which contain exclusivity clauses with respect to the purchase or sale of products or rendering of services or that limit the conduct of business of the Company; (v) related to a sale or potential sale of material assets or shares of the Company; (vi) involving a joint venture, partnership or agreement to share profits; (vii) related to the license or use of intellectual property necessary to carry out the Business as it has been carried out up to this date; or (viii) that provides for the distribution or sale by any third party of any of the Company’s services or products or, in general, that provides for the outsourcing with any third party of activities or systems that are material for the Business of the Company.

1.37             “Notice of Commencement”: shall mean the notice that the Promising Buyer shall publish the day prior to the OPA, in at least 2 newspapers with national circulation, informing of the commencement of the OPA’s effect, as provided under article 202 of the LMV, which shall be launched in accordance with the terms and conditions set forth in Clause 2.2 hereof.

1.38             “Notice of Result”: shall mean the notice provided by article 212 of the LMV, which shall be published by the Promising Buyer on the third day as of the OPA Expiration Day, informing of the result relating to the OPA.

1.39             “Notification” or “Notify”: shall mean any communication made in accordance with Clause 9.1 herein.

1.40             “Obligated Party”: shall have the meaning indicated in Clause 8.2(e) hereof.

1.41             “OPA”: shall mean the tender offer for the acquisition of up to 100% of the shares issued by the Company as launched by the Promising Buyer under Title XXV of the LMV.

1.42             “OPA Expiration Day”: shall mean the expiration date of the effective period for the OPA as set forth by the Promising Buyer in the Notice of Commencement, or the last day of the extension of said period, if the Promising Buyer has extended the period for the OPA as provided under article 205 of the LMV.

1.43             “OPA Price”: shall mean the purchase price for each share of the Company to be offered in the OPA, which shall be equal to the result of dividing the Price by the number of the Shares.

1.44             “Parties”: shall mean, jointly, the Promising Sellers and the Promising Buyer.

1.45             “Party”: shall mean the Promising Sellers or the Promising Buyer, as appropriate.

1.46             “Permits”: shall have the meaning indicated in Clause 3.8(k) hereof.

1.47             “Person” or “Persons”: shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, or other entity.

1.48             “Peso” or “Pesos” or “$”: shall mean the legal tender of the Republic of Chile.

1.49             “Price” shall mean the amount specified in Clause 2.1(a) herein less the product of (x) the Financial Debt at the end of the month preceding the date of the Notice of Commencement in excess of $18,880,187,000 (eighteen thousand eight hundred and eighty million one hundred and eighty seven thousand Pesos), that is incurred by the Company for any purpose other than payments of the Dividend, and (y) 63.44%, and as may be modified pursuant to Clause 3.8(c) and Clause 8.2(a) of this Agreement.

1.50             “Prior Notice”: shall have the meaning indicated in Clause 2.2(b) hereof.

1.51             “Progressive Indemnity”: shall have the meaning indicated in Clause 8.2(a).

1.52             “Promising Buyer”: shall have the meaning indicated at the beginning of this Agreement.

1.53             “Promising Buyer’s Fine”: shall have the meaning indicated in Clause 8.1(a) hereof.

1.54             “Promising Buyer’s Indemnity Cap”: shall have the meaning indicated in Clause 8.2(c)(iii) hereof.

1.55             “Promising Buyer’s Knowledge”: shall mean the actual knowledge (including reasonable inquiry) of the Promising Buyer.

1.56             “Promising Sellers’ Covenant Fines” shall be the three fines indicated in Clause 8.1(b)(ii) hereof.

1.57             “Promising Sellers’ Disclosure Letter” shall mean the Promising Sellers’ Disclosure Letter dated October 5th, 2012, inclusive of all of its annexes.

1.58             “Promising Sellers’ Fine”: shall have the meaning indicated in Clause 8.1(b)(i) hereof.

1.59             “Promising Sellers’ Indemnity Cap”: shall have the meaning indicated in Clause 8.2(d)(iii) hereof.

1.60             “Promising Sellers’ Knowledge”: shall mean the actual knowledge (including reasonable inquiry) of any of the members of the board of directors or of the general manager (Chief Executive Officer) of PENTA or BANPENTA, or of any of the individuals that are listed in Annex 1.60 to the Promising Sellers’ Disclosure Letter.

1.61             “Purchase Agreement”: shall mean the sale and purchase agreement of the Shares and payment of the Price, according to the terms and conditions of this Agreement.

1.62             “Related Party” or “Related Parties”: shall have the meaning provided under article 100 of the LMV.

1.63             “Representatives”: shall mean the employees, agents, advisors, representatives, auditors, accountants and lawyers of either of the Parties.

1.64             “Retention Bonus”: shall have the meaning indicated in Clause 3.4 hereof.

1.65             “Shares”: shall mean 11,416,870 (eleven million four hundred and sixteen thousand eight hundred and seventy) common voting shares of the Company, representing approximately 63.44% of the Company’s subscribed and paid common voting shares.

1.66             “SP”: shall mean the Chilean regulatory agency for pension funds (Superintendencia de Pensiones).

1.67             “Subsidiaries”: shall have the meaning indicated in Clause 4.2(a)(iii) hereof.

1.68             “Subsidiary”: shall have the meaning provided under article 86 of the LSA.

1.69             “Successful OPA”: shall mean that all the conditions set forth in the Notice of Commencement in order to declare the OPA as successful, are met or waived, by the Promising Buyer by the end of the OPA Expiration Day.

1.70             “SVS”: shall mean the Chilean regulatory agency for securities and insurance (Superintendencia de Valores y Seguros).

1.71             “Taxes”: shall mean all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, environmental, goods and services, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, fees, levies, imposts, license and registration fees and other similar charges and assessments (including any and all interest, fines, penalties and additions attributable thereto or otherwise imposed thereon or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereto) imposed by or on behalf of any Government Authority.

1.72             “Third Party”: shall have the meaning indicated in Clause 8.2(g)(i) hereof.

1.73             “Transaction”: shall have the meaning indicated in Clause 3.7 hereof.

1.74             “Walk-Away Fee”: shall have the meaning indicated in Clause 8.2(b) hereof.

1.75             “UF”: shall mean Unidad de Fomento.

1.76             “US$” or “US dollars”: shall mean the legal tender of the United States of America.

CLAUSE TWO

SALE AND PURCHASE PROMISE AGREEMENT, OPA AND CLOSING

2.1                     Sale and Purchase Promise Agreement.

(a)                       Subject to the terms and conditions set forth in this Agreement, the Promising Sellers promise to sell, assign and transfer each one of the Shares to the Promising Buyer, and the Promising Buyer promises to buy, accept and acquire the Shares at a total price equal to 20,040,092 UF (twenty million forty thousand and ninety two UF) (the “Price”).

(b)                       Payment of the Price by the Promising Buyer and transfer of the Shares by the Promising Sellers, shall be made in accordance with the OPA’s procedure and Clause 2.3 hereof, provided that the OPA is declared a Successful OPA.

(c)                        The Shares shall be transferred fully paid and free and clear of any Encumbrances.

2.2                     Public Offer for the Acquisition of Shares (OPA).

For the purposes of the acquisition of the Shares in accordance to this Agreement and any other share issued by the Company owned by shareholders other than the Promising Sellers, the Promising Buyer (including an Affiliate of Promising Buyer as a possible future minority shareholder of the Company, if applicable) shall launch the OPA by the publication of the Notice of Commencement within a maximum period of fifteen (15) days as of the date the last of the conditions precedent set forth in Clause 6.1 hereof have been met or waived by the Promising Buyer, as the case may be.

(a)             Minimum Terms and Conditions of the OPA.

The Notice of Commencement shall, at least, contain the following terms and conditions of the OPA:

(i)         That it is addressed to all the Company’s shareholders, offering them to acquire up to 100% of the shares issued by the Company;

(ii)        That the shares involved in the OPA correspond to registered, ordinary shares of the Company without par value, of a single series, and fully subscribed and paid-in;

(iii)       That the shares offered for sale are free and clear of any Encumbrances and are owned by shareholders accepting the OPA, which shall be evidenced through a certificate issued by the Company;

(iv)      The OPA Price, which shall be payable in its equivalent in Pesos for each share on Closing, through a non-endorsable promissory note of immediately available funds or a registered check or, should it be required by any shareholder, through the electronic transfer of funds to the account it may indicate on or before the OPA Expiration Day. The equivalence in Pesos of the OPA Price shall be fixed at the UF of the day of the Notice of Commencement;

(v)       The term of the OPA (periodo de vigencia), which shall not be shorter than as required by Law;

(vi)      The OPA acceptance procedure, which shall be performed outside the stock exchanges through an agent, as the offer manager;

(vii)     That the offer must be accepted for a minimum of 11,416,870 (eleven million four hundred and sixteen thousand eight hundred and seventy) shares issued by the Company at the OPA Expiration Day; and

(viii)             Acceptance of the shareholders tendering their shares at the OPA of the terms and conditions of the payment of J.P.Morgan’s fee for services rendered for the benefit of all shareholders of the Company participating in the OPA, in accordance with Clause 9.6(b).

(b)                       Promising Sellers’ Participation in the OPA.

Subject to compliance of each of the joint conditions precedent set forth in letters (a), (b), (c), (d), (e) and (f) of Clause 6.1 hereof, or the waiver of the same by the Promising Buyer as applicable pursuant to this Agreement, the Promising Sellers agree to irrevocably offer the Shares for sale to the Promising Buyer, in accordance with the terms and conditions set forth herein, within the OPA procedure, and to abstain from participating in any other public offer for the acquisition of shares of the Company.

In order to guarantee compliance with the aforementioned obligation: (i) no later than ten (10) days prior to the date the Notice of Commencement is to be published in accordance with this Agreement, the Promising Buyer shall Notify the Promising Sellers of such publication (“Prior Notice”); and (ii) the Business Day following the date of the Prior Notice, the Promising Sellers shall grant the Agent an irrevocable commercial power of attorney, as provided under article 241 of the Chilean Commercial Code and as agreed by legal counsel of the Parties (“Irrevocable Power of Attorney”).

Pursuant to the Irrevocable Power of Attorney, the Agent shall, on the Promising Sellers’ behalf and representation (i) offer all of the Shares to the Promising Buyer in the OPA; (ii) on the OPA Expiration Day, accept the offer to purchase the Shares as made by the Promising Buyer; and (iii) receive the Price for the Shares. Upon granting of the Irrevocable Power of Attorney, the Promising Sellers shall deliver in custody and deposit to the Agent the documents indicated in the Irrevocable Power of Attorney, including the certificate or certificates of the Shares and a stock transfer related thereto, duly signed.

(c)                        Costs and Expenses of the OPA.

Any costs and expenses arising for the Promising Buyer out of the launch of the OPA and of the OPA procedure shall be borne and paid exclusively by the Promising Buyer in any event, irrespective of the result of the OPA.

2.3                     Closing.

(a)                       In the event of a Successful OPA, on the Closing Date the Promising Buyer shall furnish the Agent, through electronic transfer of immediately available funds to the bank account previously informed by the Promising Sellers, with the Price in its equivalence in Pesos at such date for the sale of the Shares in the

OPA. Upon payment of the Price, the Agent shall transfer the Shares to the Promising Buyer and dispose of the monies received as set forth in the Irrevocable Power of Attorney, and the Promising Buyer and the Promising Sellers shall execute the Purchase Agreement.

(b)                       For purposes of Article 1,554 N° 3 of the Chilean Civil Code, the Parties hereby agree that the Purchase Agreement shall be executed in accordance with the terms and conditions set forth in this Agreement, specially pursuant to letter (a) above, and in any case no later than the term that expires on a date which is 270 days after the date of this Agreement (plazo no extintivo). If the conditions precedent set forth in Clause 6.1 hereof are met or waived, as the case may be, on or before such plazo no extintivo expires, this term shall be automatically extended for the number of days needed to perform the obligations of launching the OPA, transferring the Shares and paying the Price in accordance with this Agreement.

2.4                     Competitive OPA.

In the event that, prior to the commencement or during the term of the OPA, one or more Competitive OPAs are launched, the Promising Sellers agree not to participate in such Competitive OPAs and thus, shall be prohibited from offering the Shares for sale in the Competitive OPAs.

2.5                     Prevalence of Obligations.

To all the extent permitted under Law, the Parties expressly agree and state that the obligations herein are governed by the provisions contained in this Agreement, and in the event any difference arises out of such provisions and the terms and conditions of the OPA (as contained in the Notice of Commencement and in the OPA prospectus), the provisions of this Agreement shall prevail, and for all legal purposes, shall not be regarded as modified or waived by the Promising Buyer.

2.6                     Waiver of Implied Resolutory Condition (condición resolutoria tácita).

The Parties expressly and irrevocably waive their right to exercise the implied resolutory condition (condición resolutoria tácita) arising out of the breach of any obligations of the Purchase Agreement.

CLAUSE THREE

PARTIES’ OBLIGATIONS

3.1                     Authorization of the SP for the Acquisition of the Shares.

No later than the tenth (10th) Business Day following the date of this Agreement, the Promising Buyer, directly or through an Affiliate (including an Affiliate of Promising Buyer as a possible future minority shareholder of the Company, if applicable) shall submit to the SP, an application to obtain the authorization to acquire up to 100% of the shares of the Company as required pursuant to articles 94 N°1 and 24A of DL 3.500.

The Promising Buyer shall act with reasonable diligence and in a thorough, proactive and timely manner to obtain the authorization from the SP and shall address promptly any request from the SP or any other related Government Authority in order to obtain such authorization in the shortest possible time. For avoidance of doubt, the Parties agree that this is an obligación de medios and not an obligación de resultados.

3.2                     Resignation and Replacement of Directors.

Upon payment of the Price by the Promising Buyer to the Promising Sellers and upon delivery of the certificate(s) representing the Shares to the Promising Buyer, the Promising Sellers agree, pursuant to article 1,450 of the Chilean Civil Code, that one or more board meetings of the Company shall be held on the Closing Date, in which the resignation of all the directors appointed with the vote of the Promising Sellers shall be accepted and their replacements, as instructed by the Promising Buyer, shall be appointed. The directors resigning their positions pursuant to this Clause, shall sign the respective letters of resignation and release certificates on or prior to the board meetings mentioned above, stating that nothing is owed to them by the Company regarding their duties as directors and, to the extent permitted by Law, the Company shall release them from any civil liability for their performance as directors. Notwithstanding the above, the directors resigning their positions at Closing shall be entitled to receive from the Company after such date, any and all pending payments or payments subject to conditions arisen from agreements entered into between the Company and such directors or from benefits granted by the Company to the directors before their resignation.

3.3                     Confidentiality.

Unless otherwise required by applicable law or applicable regulations to either of the Parties (i.e., obligation to inform the SP or the SVS of the execution of this Agreement as material information (hecho esencial) or material reserved information (hecho esencial en carácter de reservado), any information or document delivered by either Party to the other, or prepared by the Parties during the course of the operations or actions contemplated in this Agreement, shall be treated as confidential and proprietary and shall not be disclosed to any third party without the authorization of the other Party, except for disclosure to: (i) each Parties’ Related Parties or to a Government Authority, to the extent it is necessary to comply with this Agreement or if required by law or requested by such Government Authority; and (ii) the Promising Buyer’s Representatives, of which the corresponding Party shall be responsible in any event.

Unless otherwise required by law or applicable regulations to either of the Parties, none of the Parties shall issue a press release or make any other disclosure regarding the operations contemplated in this Agreement, without obtaining the other Party’s previous written authorization, which shall not be unreasonably withheld or delayed.

3.4                     Company Personnel.

In the event the Promising Buyer acquires the Shares in accordance with the terms and conditions set forth herein, if any of the Company’s employees indicated in Annex 3.4 to the Promising Sellers’ Disclosure Letter (“Listed Employees”) are dismissed or laid off before the third anniversary of the Closing Date, except (i) as otherwise agreed between the Company and any of the Listed Employees; or (ii) for dismissal cases due to a legal cause pursuant to article 160 of the Chilean Labor Code, the Promising Buyer shall cause the Company to pay as total amount for his or her dismissal, a sum at least equal to the amounts indicated in Annex 3.4 to the Promising Sellers’ Disclosure Letter in the column named “Executive’s Severance” corresponding to each Listed Employee for each year, as indicated, provided that after the termination of the employment with the Company the relevant employee does not, at any time while being entitled to receive such installments, become an employee, advisor or consultant of a company that competes with the Company (“Executive’s Severance”). Furthermore, if the Promising Buyer acquires the Shares in accordance with the terms and conditions set forth herein and the Listed Employees stay on with the Company, the Promising Buyer shall cause the Company to pay to the Listed Employees the retention bonus indicated in the column named “Retention Bonus” of the Annex 3.4 to the Promising Sellers’ Disclosure Letter (“Retention Bonus”) at each of the payment dates indicated in Annex 3.4 to the Promising Sellers’ Disclosure Letter, if they are still employed by the Company at such dates. The income Tax levied upon or applicable to the Executive’s Severance or to the Retention Bonus shall be withheld by the Company and borne by such Listed Employee.

3.5                     Non Solicitation.

The Parties agree that as of the date hereof and for four years thereafter:

(a)         The Promising Buyer and its Affiliates shall not, either directly or indirectly, employ or hire (whether as an employee, consultant, independent contractor or otherwise) any person who is a director, manager, executive or any other corporate officer of any of the Promising Sellers or their Subsidiaries other than the Company, in case a Successful OPA occurs, or any person who is a director, manager, executive or any other corporate officer of the Promising Sellers and/or the Company in case a Successful OPA does not occur, or contact, induce or cause directly or indirectly any of said directors, managers, executives or any corporate officers to cease their relation with such companies; and

(b)         The Promising Sellers and its Affiliates shall not, either directly or indirectly, employ or hire (whether as an employee, consultant, independent contractor or otherwise) any person who is a director (except for those individuals listed in Annex 3.5 to the Promising Sellers’ Disclosure Letter), manager, executive or any other corporate officer of the Company in case a Successful OPA occurs, or contact, induce or cause any of said directors, managers, executives or any corporate officers to cease their relation with the Company.

Notwithstanding the above, each of the Parties and their respective Affiliates shall not be prohibited from soliciting or hiring any employee whose employment is terminated by any of the Promising Sellers or the Company, as the case may be.

3.6                     Non Compete.

Except as provided in this Clause 3.6, upon a Successful OPA and payment of the Price and transfer of the Shares, neither the Promising Sellers nor any of their Affiliates shall, for a period of two (2) years after the Closing Date within the territory of Chile, (i) either directly or indirectly, induce, encourage or otherwise cause customers to leave or terminate their respective mandatory pension accounts with the Company or in any other way interfere with said relationship, except in the ordinary course of business of the Promising Sellers and its Affiliates, as previously conducted, them being able to and in no way being restricted from selling or advising on annuities, mutual funds and other non-mandatory pension products; and (ii) not participate, directly or indirectly, in the business of management of mandatory pension accounts, as partners, agents, representatives or shareholders with enough voting power to elect directors proposed by them or be a party to shareholders’ agreements, of companies dedicated to such business, or performing business activities within the same scope.

Notwithstanding the foregoing, this Clause 3.6 shall in no way (i) restrict the Promising Sellers or any of its Affiliates from financing, lending, extending credit, acquiring non-convertible debt securities of companies involved in the Business, providing financial advisory services and making passive investments on behalf of third parties; (ii) restrict the Promising Sellers or any of its Affiliates or Promising Sellers’ ultimate beneficial owners from participating with a minority stake as passive investors, either directly or indirectly, in the share capital of a pension funds manager in Chile, different from the Company. For these purposes, “minority stake” shall be understood as a stake without enough voting power per se to elect directors proposed by the Promising Sellers’ or any of its Affiliates or Promising Sellers’ ultimate beneficial owners or to be a party to shareholders’ agreements; in addition, if only as a result of an amendment of by-laws of the entity in which such minority stake is held, the number of members of the board in such entity is increased and the minority stake held by any of the Promising Sellers or any of its Affiliates or Promising Sellers’ ultimate beneficial owners becomes entitled to elect at least one member of the board, any of the Promising Sellers or any of its Affiliates or Promising Sellers’ ultimate beneficial owners shall be considered to hold a minority stake, provided that the Promising Sellers or any of its Affiliates or Promising Sellers’ ultimate beneficial owners do not exercise any such voting right to elect a board member in such entity.

3.7                     No Shop.

From the date hereof and until the Closing Date or earlier termination of this Agreement in accordance with its terms hereunder, the Promising Sellers shall, and shall cause the Company and their respective Affiliates and Representatives to deal exclusively with the Promising Buyer and its Affiliates and Representatives regarding the acquisition of an interest in the Company (“Transaction”) and, without the prior written consent of the Promising Buyer, the Promising Sellers shall not, and shall cause the Company and their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by the Promising Sellers, the Company or their respective Affiliates and Representatives), other than the Promising Buyer, its Affiliates or a party designated by the Promising Buyer, with respect to a Transaction, (ii) deliver information or documentation with respect to the Company to any Person, other than the Promising Buyer and its Representatives and Affiliates or a party designated by the Promising Buyer with respect to a Transaction, unless otherwise required by Law or applicable regulations as set forth in Clause 3.3 herein; or (iii) enter into an agreement with any Person other than the Promising Buyer and its Affiliates, providing for any Transaction.

3.8                     Conduct of the Business.

The Promising Sellers shall cause the Company to conduct and carry out the Business between the date hereof and the date of resignation of the directors of the Company and appointment of their replacements as indicated in the foregoing Clause 3.2, within the ordinary course of the business consistent with past practice. For the purposes of this clause, operations and matters such as, but not limited to the following, shall be considered within the ordinary course of business: (i) the settlement of the excess of investment according to the DL 3.500 incurred by the

Funds in bonds issued by Empresas La Polar S.A., notwithstanding the indemnification obligation of the Promising Sellers to the Promising Buyer as provided in Clause 8.2(d); (ii) the payment of the Dividend; (iii) the sale of the non material assets indicated in Annex 3.8(iii) to the Promising Sellers’ Disclosure Letter; and (iv) the dissolution and subsequent incorporation of an administradora de fondos de cesantía as required by Law.

Notwithstanding the foregoing and except as contemplated herein, the Promising Sellers shall cause the Company to abstain unless required by Law or a Government Authority, or as approved in writing by the Promising Buyer, from:

(a)                       implementing and migrating to the iAFP Software, unless (i) a special committee comprised by one Representative of each of the Parties decides otherwise, in writing; or (ii) the Notice of Commencement has not been published before 30th of April, 2013, in which case the Promising Buyer hereby acknowledges and authorizes that the Company may implement and migrate to the iAFP Software;

(b)                       amending its applicable organizational documents;

(c)                        declaring or paying any dividend or making any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided however, that the Promising Sellers shall be entitled to approve and declare and cause to approve and declare, as the case may be, the Dividend, which, shall diminish the Price in an amount equal to the Dividend in its equivalence in UF at the date of the Notice of Commencement multiplied by 0.6344. If the Company requires financing to pay the Dividend, the Promising Sellers shall consult (without veto rights) in advance with Promising Buyer and: (i) such financing has to be provided by parties not related to the Promising Sellers at arm’s length and according to market conditions; (ii) the liabilities to equity ratio after the payment of the Dividend shall not exceed 1.4 to 1; and (iii) the incurrence of the debt by the Company shall always be in compliance with the existing financial obligations of the Company;

(d)                       issuing, granting, selling, redeeming, purchasing or encumbering any shares of its capital stock or other securities; issuing, granting, selling, redeeming, purchasing or encumbering any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other equity interests; or make any other changes in its equity capital structure;

(e)                        incurring or assuming any Liabilities, obligations or Indebtedness for loaned money or guarantee any such Liabilities, obligations or Indebtedness, other than in the ordinary course of business, which may not exceed US$4,000,000 (four million US dollars), or needed to fund the Dividend payment;

(f)                         entering into or amending any derivatives agreements other than with the same counterparties, credit limits and conditions referred in Clause 4.2(p) and Annex 4.2(p) to the Promising Sellers’ Disclosure Letter;

(g)                        permitting or allowing any material assets to become subject to any Encumbrance of any nature whatsoever;

(h)                       acquiring by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material assets (other than inventory) or create any Subsidiary;

(i)                           selling, leasing, licensing or otherwise disposing of (including any transfers from the Company to the Promising Sellers or any of its Affiliates) any of its assets, individually or in the aggregate, that, taken as a whole, would exceed the total amount of US$3,000,000 (three million US dollars) except for those assets which are already for sale as indicated in Clause 3.8(iii) and Annex 3.8(iii) to the Promising Sellers’ Disclosure Letter;

(j)                          changing any of its material accounting, hedging, investing, underwriting actuarial, pricing, Tax, agency principles, marketing principles, practices, methods or policies (including reserve methods, practices or policies) employed with respect to the Business, except as may be required as a result of a change in IFRS or local accounting practices or except as contemplated herein;

(k)                       terminating or failing to use reasonable efforts to renew or preserve any material certificates, licenses, permits, authorizations and approvals (“Permits”) or material environmental Permits required under environmental Law;

(l)                           unless expressly recommended by a report from the external auditors of the Company, making or changing any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, enter into any private letter ruling, closing agreement or similar ruling or agreement with respect to taxes with any Government Authority, surrender any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(m)                   authorizing any of, or agree to take, whether in writing or otherwise, the foregoing actions.

3.9                     Information to the Promising Buyer.

(a)                       For the purposes of drafting the Notice of Commencement and any other documents required for the OPA, the Promising Sellers agree to provide the Promising Buyer with all the required information as required by Law.

(b)                       Between the date of this Agreement and the Closing, the Promising Sellers shall cooperate with reasonable diligence and in a thorough, proactive and timely manner and to the extent permitted by Law, (i) to provide the Promising Buyer with information as to the Company, subject to confidentiality obligations (including, but not limited to, its monthly financial statements) and (ii) to facilitate coordination meetings with the management of the Company; as reasonably requested by the Promising Buyer and to the extent such information is readily available to the Promising Sellers or could be obtained by the Promising Sellers, in both cases in (i) and (ii) above, without any material interference with the Business.

3.10              Customers’ (afiliados) information.

The Promising Sellers and their Affiliates shall refrain from using the information provided to the Company by its customers which is kept in a proprietary database and used by the Company in compliance with the Law. For avoidance of doubt, the information related to individual customers, as opposed to a block of customers of the Company included in the proprietary database, obtained by the Promising Sellers from legitimate providers of commercial information, in accordance to the Law, shall not be deemed a breach of this covenant.

3.11              Guarantee.

(a)         The Parties expressly agree and acknowledge that any and all obligations of the Promising Buyer under this Agreement could be fulfilled directly by the Promising Buyer or through an Affiliate of the Promising Buyer that could be appointed for the purposes of launching the OPA, purchasing the Shares and paying the Price.

(b)         Notwithstanding the above, Principal Financial Services, Inc. hereby agrees to be joint and severally liable (fiador y codeudor solidario) before the Promising Sellers in accordance with the applicable law, for the full and prompt compliance of any and all obligations arising from the Purchase Agreement by the Affiliate which would be the purchaser of the Shares, pursuant to Clause 9.2(b) of this Agreement.

CLAUSE FOUR

PROMISING SELLERS’ REPRESENTATIONS AND WARRANTIES

For the purposes of this Agreement, the Promising Sellers make regarding themselves and the Company the representations provided in this Clause Four and represent and warrant the Promising Buyer that they are true and complete on the date hereof and, except when referred to a specific date, will be true and complete both (i) on the day immediately before the publication of the Notice of Commencement and (ii) on the Closing Date (the Promising Sellers being able to update on such dates the representations made in this Clause Four to refer to facts occurred between the date hereof and the Closing Date, as long as they refer to facts which have been explicitly authorized in this Agreement or, requiring prior authorization from the Promising Buyer, have been duly authorized by, and informed to, the Promising Buyer), as if they had been made on each of those dates. For such purposes, the Promising Sellers undertake to subscribe the certificates attached as Appendix B.1 hereof, on the dates indicated in foregoing literals (i) and (ii), as applicable.

4.1                     Representations Regarding the Promising Sellers.

(a)                                 Organization and Authorizations.

The Promising Sellers are companies validly existing and legally organized under the Law. The Promising Sellers hold all the faculties and powers to execute this Agreement and to fully comply with its obligations hereunder and their appearing Representatives hold enough valid powers in force to execute it on their behalf. The execution of this Agreement does not require the approval or authorization of a third party. This Agreement constitutes a valid and binding agreement for the Promising Sellers and its performance may be enforced in accordance to its terms.

(b)                                 Ownership of Shares.

The Promising Sellers are the sole and exclusive owners of the Shares, in the terms indicated hereof, free of any kind of Encumbrance. The ownership of the Shares is evidenced through the registration of the same in the shareholders’ registry of the Company.

(c)                                  Absence of Infringements.

The execution and performance of this Agreement neither infringes nor is in conflict with their by-laws, nor with their other corporate documents.

(d)                                 Controversies.

To the Promising Sellers’ Knowledge there exist no actions, claims, investigations or pending legal proceedings, before any ordinary, administrative or special court, arbitration panel or public authority that may constitute a threat or that intend or may prevent, interfere, alter or delay the rights and obligations contemplated in this Agreement.

4.2                     Representations Regarding the Company.

(a)                                 Incorporation and Authorization of the Company.

(i)                The Company is a public corporation validly organized and existing pursuant to Law;

(ii)               The Company has the authority, necessary authorizations and ability to conduct the Business in the manner in which it is presently conducted and to own and manage the property and assets of which it is currently the owner or lessee except for cases where the foregoing would not be reasonably expected to cause a Material Adverse Effect;

(iii)              The Company has no subsidiaries other than those listed in Annex 4.2(a)(iii) to the Promising Sellers’ Disclosure Letter (the “Subsidiaries”). Each of the Subsidiaries of the Company is validly organized and existing pursuant to the laws of its place of incorporation and has the authority, necessary authorizations and ability to conduct its business in the manner in which it is presently conducted and to own and manage the property and assets of which it is currently the owner or lessee except for cases where the foregoing would not be reasonably expected to cause a Material Adverse Effect; and

(iv)              The authorized capital stock of the Company consists of 17,996,300 (seventeen million nine hundred ninety six thousand three hundred) shares of common stock, all of which are issued and outstanding and fully paid.

(b)                                 Financial Statements.

(i)                The consolidated audited financial statements of the Company for each of the fiscal years ended in December 31st, 2010 and December 31st, 2011, and of the interim (proforma) consolidated unaudited financial statement of the Company as of June 30th, 2012 (the “Financial Statements”), have been prepared from, are in accordance with and accurately reflect, the books and records of the Company, have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and subject to year-end adjustments in the case of the interim financial statements of the Company as of June 30th, 2012, are true and correct and fairly represent the financial position and shareholders equity and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein, and have been duly and timely submitted to the applicable Government Authorities. Except as set forth in Annex 4.2(b)(i) to the Promising Sellers’ Disclosure Letter, to the Promising Seller’s Knowledge, from January 1st, 2010 to the date hereof, the Company has received no written communication from any Government Authority of any material deficiency with respect to any of the financial statements of the Company except for any communications as would not be reasonably expected to cause a Material Adverse Effect; and

(ii)                                             The audited financial statements of each of Fondo A, Fondo B, Fondo C, Fondo D, and Fondo E (collectively, the “Funds”) at each of December 31st, 2010 and December 31st 2011, together with the report of the Company’s auditor thereon (collectively, the “Funds Audited Financial Statements”), and (b) the unaudited interim statutory financial statements of each of the Funds at June 30th, 2012 (the “Funds Unaudited Financial Statements” and, together with the Funds Audited Financial Statements, the “Funds Financial Statements”) have been prepared in accordance with principles required by Law to be applied thereon on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with IFRS the financial position of each of the Funds at the dates indicated therein (subject, in the case of the Funds Unaudited Financial Statements, to normal year-end adjustments).  Except as set forth in Annex 4.2(b)(ii) to the Promising Sellers’ Disclosure Letter, to the Promising Seller’s Knowledge, since January 1st, 2010 to the date hereof, the Company has received no written communication from any Government Authority of any deficiency with respect to any of the Funds Financial Statements except for any communications as would not be reasonably expected to cause a Material Adverse Effect.

(c)                                  Absence of Certain Changes.

To the Promising Sellers’ Knowledge, except as set forth in Annex 4.2(c) to the Promising Sellers’ Disclosure Letter, since June 30th, 2012, the Company has conducted the Business in the ordinary course of business and the Company has not performed any of the activities that the Company should abstain from pursuant to letters (a) to (m) of Clause 3.8 above.

(d)                                 Labor and Social Security Matters.

To the Promising Sellers’ Knowledge, except for cases that would not be reasonably expected to cause a Material Adverse Effect:

(i)                                                The Company is in compliance in all material respects with Law regarding employment and employment practices, terms and conditions of employment, wages, overtime, vacations, severance benefits, voluntary and mandatory health and social security contributions, and any other applicable labor and social security Law;

(ii)                                             The Company is in compliance in all material respects with all collective agreements and benefit plans established and agreed for the benefit of its employees. Other than as disclosed in the Financial Statements or in Annex 4.2(d)(ii) to the Promising Sellers’ Disclosure Letter, to the Promising Sellers’ Knowledge, there are no share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any relevant executive of the Company or other employees or former employees or advisors of the Company that entitle any of them to receive compensations or severances in excess of the amount legally required under Law or as a result of any of the transactions contemplated by this Agreement except as provided in Clause 3.4 hereof;

(iii)                                          Except as provided in Annex 4.2(d)(iii) to the Promising Sellers’ Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not require the funding of, or increase the cost of, or give rise to any other obligation under, any benefit plan or any other employment arrangement and shall not result in any breach or violation of, or default under, or limit the Company’s ability to amend, modify or terminate any benefit plan or any other employment arrangement;

(iv)                                         There is no labor strike, material dispute, slowdown, stoppage or lockout actually pending, or threatened, against or affecting the Company. The Company is not currently in a process of collective bargaining with their employees, nor, to the Promising Sellers’ Knowledge, there are activities or processes of employees’ organizations which may have the purpose to form a new union or the initiation of a process of collective bargaining; and

(v)                                            The Company has duly complied with its legal obligation to perform the collection of mandatory social security payments of its customers (afiliados), as established in applicable Law.

(e)                                  Systems.

To the Promising Sellers’ Knowledge, the Company is the owner, or has legal and enforceable rights to use the material software, hardware and other computer applications necessary for the Company to conduct the Business.

(f)                                   Intellectual Property and Trademarks and Customers’ (afiliados) information.

(i)                                                To the Promising Sellers’ Knowledge, all of the Company’s material intellectual property, including patents, trademarks, service marks, trade names, business names, brand names, domain names, copyrights, designs, or any material right, application or registration to any of the foregoing (collectively, the “Company Intellectual Property”), (x) has been duly registered in, filed in, or issued by, the appropriate Government Authority where such registration, filing or issuance is necessary or appropriate, (y) is valid and enforceable, free and clear of any Encumbrances, and (z) the Company has not received any written communication from any person alleging any ownership interest in any material Company Intellectual Property. To the Promising Sellers’ Knowledge, the Company owns the material Company Intellectual Property used in the Business, including the brand named “Cuprum”, and will continue to do so immediately after the Closing Date;

(ii)                                             To the Promising Sellers’ Knowledge, the conduct of the Business as currently conducted does not violate, conflict with nor infringe in any material terms the intellectual property of any other Person;

(iii)                                          To the Promising Sellers’ Knowledge, the information provided to the Company by its customers is kept in a proprietary database and used by the Company in compliance with the Law, and with the exception of the contract executed by and between the Company and Compañía de Seguros de Vida Penta Vida S.A. dated July 1st, 2006, which was terminated on June 30th, 2009, the Company has not shared such information of its customers (other than with Previred S.A., Administradora de Fondos de Cesantía S.A., service providers for the AFP industry; and always strictly in connection with its Business and in accordance with Law) nor granted access or any rights to such information to any person. Moreover, to the Promising Sellers’ Knowledge, the Promising Sellers and its Affiliates (other than the Company); (y) are not in possession of information of the Company’s customers provided to the Company by such customers; and (z) have destroyed any information of the Company’s customers provided to the Company by such customers that may have been in the possession of the Promising Sellers or any of its Affiliates in the past. For avoidance of doubt, the information related to individual customers, as opposed to a block of customers of the Company included in the proprietary database, obtained by the Promising Sellers from legitimate providers of commercial information, in accordance to the Law, shall not be deemed a breach of this representation.

(iv)                                         To the Promising Sellers’ Knowledge, the Company is the sole owner of iAFP and has not granted any outstanding licenses over iAFP containing rights to sublicense it to third parties.

(g)                                  Litigation.

Other than as otherwise disclosed in the Financial Statements and/or except as set forth in Annex 4.2(g) to the Promising Sellers’ Disclosure Letter, to the Promising Sellers’ Knowledge there is no material investigation, action or suit, by or before any court or Government Authority threatened or pending against or involving the Company or its assets.

(h)                                 Taxes.

Except as otherwise disclosed in the Financial Statements, to the Promising Seller’s Knowledge, (y) the Company has duly filed all required Tax returns and has duly paid or caused to be duly paid in full, or made provision in accordance with applicable laws and IFRS in the ordinary course of business, all Taxes for all periods or portions thereof covered in the Financial Statements, in all material respects; and (z) all such Tax returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby.

(i)                                     Compliance with Laws and Regulations.

To the Promising Seller’s Knowledge, the Company has complied in all material respects, with the laws and regulations applicable to its activities and the Business, including but not limited to the Compendio de Normas del Sistema de Pensiones and the Régimen de Inversión de los Fondos de Pensiones, issued by the SP, as well as the instructions and administrative or judicial resolutions that are mandatory for the same in all the jurisdictions in which it does business or holds investments, except for the sanctions applied to the Company by the SP in the past, which have been paid or complied with.

(j)                                    Permits.

To the Promising Sellers’ Knowledge, (y) all material Permits issued or granted to the Company necessary to allow it to conduct the Business, are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof; and (z) the Company validly possesses or has applied for all material Permits to operate its assets and to conduct its Business in all material respects as currently conducted.

(k)                                 Personal Property.

To the Promising Sellers’ Knowledge, the rights, properties and other assets presently owned, leased, licensed or used by the Company are in a condition suitable for the purposes used and include all such rights, properties and other assets, necessary to allow the Company to conduct the Business in all material respects in the same manner as it has been conducted prior to the date hereof, except for defects in property titles which would not be reasonably expected to cause a Material Adverse Effect.

(l)                                     Insurance Coverage.

The Company has the insurance policies indicated in Annex 4.2(l) to the Promising Sellers’ Disclosure Letter, and to the Promising Sellers’ Knowledge, such policies provide coverage according to the standard practice of the industry in Chile; and it is up to date in the payment of its insurance premiums.

(m)                             Material Contracts.

Except for the agreements and contracts listed in Annex 4.2(m) to the Promising Sellers’ Disclosure Letter, to the Promising Sellers’ Knowledge, as of the date hereof, there are no other Material Contracts and all Material Contracts entered into by the Company have been executed in arms’ length conditions.

To the Promising Sellers’ Knowledge, all Material Contracts executed by the Company are valid, binding and enforceable in accordance with their terms. Likewise, the Promising Sellers have no Knowledge of any material contractual breach by any of the parties thereto which could reasonably cause a Material Adverse Effect.

(n)                                 Sales Agents.

To the Promising Sellers’ Knowledge, all the sales agents of the Company have all the material Permits required under Law to perform their duties.

(o)                                 Funds, Investment Portfolio and Reserves.

(i)                                                To the Promising Sellers’ Knowledge, each Fund managed by the Company is duly and validly established, and since January 1st, 2007, has been managed and operated in compliance with Law in all material respects , and has all approvals, consents, and made all filings, necessary to conduct its operations as presently conducted in all material respects;

(ii)                                             To the Promising Sellers’ Knowledge, the Company keeps for each one of the Funds, the encaje reserve required under article 40 of DL 3.500; and

(iii)                                          To the Promising Sellers’ Knowledge, as of the date hereof all Funds comply with Law and, as of the same date, and except as set forth in Annex 4.2(o)(iii) to the Promising Sellers’ Disclosure Letter, none of the investments included in the Funds is in default in the payment of principal, interest or dividends.

(p)                                 Derivatives Agreements.

To the Promising Sellers´ Knowledge, (i) all the derivatives agreements entered into by the Company on behalf of the Funds have been executed with the local and foreign banks and within the credit limits indicated in Annex 4.2(p) to the Promising Sellers’ Disclosure Letter; and (ii) such derivatives agreements entered by the Company on behalf of the Funds fully comply with the Law.

CLAUSE FIVE

PROMISING BUYER’S REPRESENTATIONS AND WARRANTIES

The Promising Buyer makes regarding itself the representations provided in Clause Five and represents and warrants the Promising Sellers that they are true and complete on the date hereof, and shall be true and complete both (i) on the day before the publication of the Notice of Commencement and (ii) on the Closing Date, as if they had been made on each of those dates (the Promising Buyer being able to update on such dates the representations made in this Clause Five to refer to facts occurred between the date hereof and the Closing Date, as long as they refer to facts which have been explicitly authorized in this Agreement or, requiring prior authorization from the Promising Sellers, have been duly authorized by, and informed to, the Promising Sellers), as if they had been made on each of those dates. For such purposes, the Promising Buyer undertakes to subscribe the certificates attached as Appendix B.2 hereof, on the dates indicated in foregoing literals (i) and (ii), as applicable:

5.1                   Organization and Authorizations.

The Promising Buyer is a company validly existing and legally organized under the law of Delaware. The Promising Buyer holds all the faculties and powers to execute this Agreement and to fully comply with its obligations hereunder and their appearing Representatives hold enough valid powers in force to execute it on their behalf. To the Promising Buyer’s knowledge, the execution of this Agreement does not require the approval or authorization of a third party. This Agreement constitutes a valid and binding agreement for the Promising Buyer and its performance may be enforced in accordance to its terms.

5.2                   Absence of Infringements.

The execution and performance of this Agreement by the Promising Buyer neither infringes nor is in conflict with the Promising Buyer’s by-laws, or with its other corporate documents.

5.3                   Funds.

The Promising Buyer states that at the Closing Date it will have enough funds to effect the payment of Price in accordance with this Agreement.

5.4                   Controversies.

To the Promising Buyer’s Knowledge there exist no actions, claims, investigations or pending legal proceedings, before any ordinary, administrative or special court, arbitration panel or public authority that may constitute a threat or that intend or may prevent, interfere, alter or delay the rights and obligations contemplated in this Agreement.

5.5                   Brokers’ Commissions.

The Promising Buyer represents and warrants that all the expenses, commissions and fees for the services rendered by brokers, finders and Representatives acting on its behalf in the drafting and in the negotiation of this Agreement, shall not be charged, directly or indirectly to the Company nor to the Promising Sellers.

5.6                   Other Representations.

(a)                       Except for the representations provided in this Agreement, the Promising Buyer acknowledges that neither the Promising Sellers nor any of its Related Parties, nor any other Person makes any other express or implicit representation regarding the Company, or regarding any other information provided to the Promising Buyer, including the probable success or profitability of the Business after the Closing, the financial projections or forecasts made by the Promising Buyer in order to execute this Agreement or any other estimation or consideration with supporting said decision. Neither the Promising Sellers nor any other Person shall have or shall be subject to any responsibility to the Promising Buyer or to any other Person, that arises from the delivery to the Promising Buyer, or from the use made by the latter of information or projections put at its disposal.

(b)                       The Promising Buyer acknowledges that (i) it is experienced in the operation of the Business and is familiar with all of the statutory obligations and/or risks related to the ownership, possession and/or operation of the Business, (ii) based on the experience of the Promising Buyer in the operation of the Business, the Promising Buyer is aware of the kind of Permits, licenses and authorizations required from Government Authorities for the operation of the Business, and (iii) the Promising Buyer has received expert legal advice in Chile on the legal and regulatory regime governing the authorizations required by Law to purchase the Shares, the execution and consummation of the OPA and the performance by the Promising Buyer of its obligations under this Agreement.

(c)                        The Promising Buyer represents and warrants to be in full compliance with all requirements provided under article 24 A of DL 3.500 in order to be authorized by the SP to acquire the shares of the Company pursuant to article 94 of DL 3.500.

CLAUSE SIX

CONDITIONS PRECEDENT

6.1                   Conditions Regarding the Promising Buyer’s Obligation to Launch the OPA.

The Promising Buyer’s obligation to publish the Notice of Commencement and consequently to launch the OPA, is subject to the fulfillment of the conditions precedent set forth in this Clause 6.1, provided that the Promising Buyer may waive the conditions precedent set forth in letters (d), (e) and (f) below, within the term of 270 days as of the date hereof, which may be extended by the mutual agreement of Promising Buyer and Promising Sellers or pursuant to Clause 2.3(b):

(a)                         The absence of any judicial resolution issued by a competent court or a Government Authority’s binding resolution that prohibits the execution of the Closing;

(b)                         That the SP has not revoked the authorization of the Company’s existence;

(c)                          That the SP has authorized the Promising Buyer (including an Affiliate of Promising Buyer as a possible future minority shareholder of the Company, if applicable) to acquire up to 100% of the Company’s shares. This condition shall be considered fulfilled on the date of the administrative resolution granting the authorization of the SP is duly notified by the Promising Buyer;

(d)                         That a Material Adverse Effect has not occurred;

(e)                          That the Promising Sellers have granted the Irrevocable Power of Attorney; and

(f)                           That the representations by the Promising Sellers are true and complete, at the dates indicated in the first paragraph of Clause Four herein, for which purpose the Promising Sellers shall have issued a certificate in terms substantially similar to the format attached as Appendix B.1 hereof.

6.2                   Conditions Regarding the Promising Sellers’ Obligation to Grant the Irrevocable Power of Attorney.

The Promising Sellers’ obligation to grant the Irrevocable Power of Attorney is subject to the fulfillment, or waiver by the Promising Sellers, of the following joint conditions precedent:

(a)                       That the Promising Buyer has communicated the Prior Notice to the Promising Sellers; and

(b)                       That the representations of the Promising Buyer are true and complete, at the dates indicated in the first paragraph of Clause Five herein, for which purpose the Promising Buyer has issued a certificate in terms substantially similar to the format attached as Appendix B.2 hereof.

6.3                   Conditions to the Promising Buyer’s Obligation to Declare a Successful OPA.

The Promising Buyer’s obligation to declare a Successful OPA is subject to the fulfillment of the conditions set forth in the Notice of Commencement, as provided in foregoing Clause 2.2(a).

6.4                   Cooperation in the Fulfillment of the Conditions.

The Promising Buyer and the Promising Sellers agree, in good faith, to cooperate with reasonable diligence and in a thorough, proactive and timely manner among themselves and with respect to third parties and Government Authorities, for the purposes of the full and prompt compliance of the conditions precedent set forth in this Clause.

CLAUSE SEVEN

TERMINATION

7.1                   Termination by Either Party.

(a)                       Notwithstanding Section 2.6 above, any Party shall have the right to terminate this Agreement by Notification to the other Party explaining the reason(s) for such termination if the other Party has breached its obligations under this Agreement and said breach has not been cured within a fifteen (15) day period as of the date it was Notified of such breach; then the non-defaulting Party shall be able to exercise its right to terminate the Agreement within the ten (10) days following the 15 day period above.

(b)                       Furthermore, if the condition precedent set forth in Clause 6.1(c) hereof is not met within one hundred and eighty (180) days as of the date hereof and provided that each of the other conditions precedent have been met, each of the Parties shall be entitled to irrestrictively, unilaterally and without further explanation, Notify the other Party of the termination of this Agreement on or after such date, notwithstanding the Promising Sellers’ right to the Walk-Away Fee plus any and all claims, penalties or indemnities, if applicable, pursuant to this Agreement. For the avoidance of any doubt, the termination of the Agreement in accordance with the foregoing procedure, shall cause its effects in actum and ipso iure, without the need of a Government Authority’s resolution or award.  For the purposes of this Clause, the term of 180 days referred to above shall be suspended for any period during which condition 6.1(a) hereof is not met and the remaining period of such 180 days term (remaining as of the suspension date) shall resume upon such condition 6.1(a) being met, in order to complete the term of 180 days mentioned above, provided that the plazo no extintivo of two hundred and seventy (270) days set forth in Clause 2.3(b) has not been reached.

7.2                   Termination by the Promising Buyer.

The Promising Buyer shall have the right to terminate this Agreement by Notification to the Promising Sellers in the cases set forth in Clause 8.1(b), within ten (10) days as of the day the Promising Sellers have breached any of such obligations.

7.3                   Termination by the Promising Sellers.

The Promising Sellers shall have the right to terminate this Agreement by Notification to the Promising Buyer in the cases set forth in Clause 8.1(a), within ten (10) Business Days as of the day the Promising Buyer has breached any of such obligations.

CLAUSE EIGHT

PENALTY CLAUSE AND INDEMNITIES

8.1                     Penalty Clause.

(a)                     Default by the Promising Buyer.

If the condition precedent contained in Clause 6.1(c) fails as a consequence of the Promising Buyer’s breach of its contractual obligations under this Agreement; the Promising Buyer fails to publish the Notice of Commencement; or in case of a Successful OPA, the Promising Buyer (i) does not publish the Notice of Result or fully and promptly comply with any of the requisites of the OPA, or (ii) does not pay the Promising Sellers the Price on the Closing Date, then the Promising Buyer shall pay the Promising Sellers a fine equivalent to 15% of the Price (the “Promising Buyer’s Fine”).

The payment of the Promising Buyer’s Fine shall not extinguish the Promising Buyer’s obligations referred to in the paragraph above and thus, the Promising Sellers shall have the right, when applicable, to additionally enforce the performance of such obligations, in accordance with article 1,537 of the Chilean Civil Code.

(b)                     Default by the Promising Sellers.

(i)                                     Should the Promising Sellers not offer for sale or not sell its Shares in accordance with this Agreement, or the Promising Sellers breach their obligations under any of Clauses 2.4 or 3.7, they shall pay the Promising

Buyer a fine equivalent to 15% of the Price (the “Promising Sellers’ Fine”).

(ii)           Should the Promising Sellers breach their obligations under: (x) Clause 3.5, they shall pay the Promising Buyer a fine equivalent to US$30,000,000 (thirty million US dollars); (y) Clause 3.6, they shall pay the Promising Buyer a fine equivalent to US$30,000,000 (thirty million US dollars); and (z) Clause 3.10, they shall pay the Promising Buyer a fine equivalent to US$30,000,000 (thirty million US dollars) (the “Promising Sellers’ Covenant Fines”). The Promising Buyer shall not have the option to sue for ordinary damages according to article 1,543 of the Chilean Civil Code, in the case of breach of any of the covenants guaranteed by the Promising Sellers’ Covenant Fines. For avoidance of doubt, in the event of subsequent breach by the Promising Sellers of covenants set forth in Clauses 3.5, 3.6 and 3.10, once the Promising Buyer has collected the Promising Sellers’ Covenant Fines, the Promising Buyer shall always have the legal right to sue for breach of contract according to the general rules of law.

The payment of the Promising Sellers’ Fine or the Promising Sellers’ Covenant Fine shall not extinguish the Promising Sellers’ obligations referred to in the paragraphs (i) and (ii) above and thus, the Promising Buyer shall have the right, to additionally enforce the performance of such obligations, in accordance with article 1,537 of the Chilean Civil Code.

8.2       Indemnities.

(a)       Progressive Indemnity.

If any of the conditions precedent set forth in Clause 6.1(a) and Clause 6.1(c) are not met within one hundred (100) days as of this date, and provided that Closing shall occur: from day one hundred and one (101) as of this date to the later of (i) the date the condition precedent set forth in Clause 6.1(a) is met, and (ii) the date the condition precedent set forth in Clause 6.1(c) is met, the Price shall be increased in the amount of UF 4,400 (four thousand four hundred UF) per day.

(b)       Walk Away-Fee.

If the Promising Buyer exercises its right to terminate the Agreement pursuant to Clause 7.1(b) herein, the Promising Buyer shall pay the Promising Sellers a fee equal to 10% of the Price. If the Promising Sellers exercise their right to terminate the Agreement pursuant to Clause 7.1(b) herein, the Promising Buyer shall pay the Promising Sellers a fee equal to 7% of the Price. The Promising Buyer shall pay the Walk-Away Fee to the Promising Sellers, within 10

Business Days as of the Notification pursuant to Clause 7.1(b).

(c)       Promising Buyer’s Obligation to Indemnify.

The Promising Buyer shall indemnify the Promising Sellers, from and against: (i) any Loss arising from not being true and complete in all material respects any representation made by the Promising Buyer in this Agreement; (ii) any Loss arising from any breach of any warranty made by the Promising Buyer in this Agreement; and (iii) any Loss arising from any breach of any covenant made by the Promising Buyer in this Agreement different from those covered by Clause 8.1(a) hereof.

The Promising Buyer’s obligation to indemnify shall be subject to the following rules:

(i)            the Losses, in the aggregate, giving rise to indemnification under this paragraph must exceed an amount equal to US$20,000,000 (twenty million US dollars), but once such threshold is reached, the liability shall extend to the complete amount;

(ii)           for the purposes of the accumulation of Losses pursuant to (i) above, only individual Losses of an amount equal or over US$250,000 (two hundred and fifty thousand US dollars) shall be considered; and

(iii)          the aggregate amount of Losses payable by the Promising Buyer shall not exceed a maximum indemnity amount equal to US$120,000,000 (one hundred and twenty million US dollars) (the “Promising Buyer’s Indemnity Cap”).

(d)       Promising Sellers’ Obligation to Indemnify.

The Promising Sellers, jointly and severally, agree to indemnify the Promising Buyer, from and against: (i) any Loss (including but not limited to  Loss suffered by the Company) arising from not being true and complete in all material respects any representation made by the Promising Sellers in this Agreement; and (ii) any Loss (including but not limited to Loss suffered by the Company) arising from any breach of any of their covenants, agreements or warranties made by the Promising Sellers in this Agreement.

The Promising Sellers’ obligation to indemnify shall be subject to the following rules:

(i)            the Losses, in the aggregate, giving rise to indemnification under this paragraph must exceed an amount equal to US$20,000,000

(twenty million US dollars), but once such threshold is reached, the liability shall extend to the complete amount;

(ii)           for the purposes of the accumulation of Losses pursuant to (i) above, only Losses of an amount equal or over US$250,000 (two hundred and fifty thousand US dollars) shall be considered;

(iii)          the aggregate amount of Losses payable by the Promising Sellers shall not exceed a maximum indemnity amount equal to US$120,000,000 (one hundred twenty million US dollars) (the “Promising Sellers’ Indemnity Cap”); and

(iv)          notwithstanding the foregoing, the amount of indemnification payable by the Promising Sellers to the Promising Buyer under this paragraph, shall be equal to 63.44% of the Losses effectively suffered by the Promising Buyer. However, the amount of indemnification payable by the Promising Sellers shall be equal to 100% of the Losses if the relevant Losses were caused by a breach of the representations of Clause 4.1 hereof and/or resulting from a breach of the covenants or obligations of the Promising Sellers in this Agreement.

The Promising Sellers shall indemnify the Promising Buyer for any Losses resulting from the excess of investment according to the DL 3.500 incurred by the Funds in bonds issued by Empresas La Polar S.A. , without any deductions or caps of the limitations indicated above in this paragraph (d), provided the Notification of the Loss is made within the term of 3 years as of the date of this Agreement.

Notwithstanding anything contained herein, the aggregate amount of Losses indemnified for any reason cannot exceed the Price.

(e)       Procedure.

Should any of the Parties be entitled to be indemnified pursuant to this Clause, it shall Notify the other Party of said circumstance, within the term of ten (10) days as of the date when it has occurred, known of the existence or been notified of the event or circumstance that originates said indemnity. Without prejudice of the above, the lack of said Notification between the Parties shall not affect the obligations set forth in this Agreement, unless the lack of said Notification damages the position of the Party that was to be notified.

For the purposes of this Clause 8.2, the Party that potentially has the right to be indemnified shall be referred to as the “Damaged Party” and the Party that must potentially indemnify the former shall be referred to as the “Obligated Party”.

The Obligated Party shall pay interest to the Damaged Party over the amount of any Loss suffered by the Damaged Party counted as of the date on which the latter suffered said Loss, at an annual rate equal to the legal maximum interest rate for operaciones no-reajustables of more than ninety (90) days in local currency, or that succeeding or replacing it; the interest shall be accrued until the date it is fully and effectively paid by the Obligated Party.

(f)        Term.

No indemnity claim for Loss shall be made unless a Notification of the same has been sent to the Promising Sellers or to the Promising Buyer as applicable, in accordance with preceding paragraph (d), within the following sixteen (16) months as of the Closing Date, provided however that in the case of a Loss related to a tax matter (representation in Clause 4.2(h)) or a labor and social security matter (representation in Clause 4.2(d)) the Notification shall be sent within the term of the relevant statute of limitations provided by Law.

(g)       Recoveries.

(i)            Where the Promising Buyer or the Company is at any time entitled to recover from some other Person (not being the Promising Buyer, but including a Tax Authority) (“Third Party”) any sum in respect of any matter giving rise to a Loss, the Promising Buyer shall take all necessary steps to enforce such recovery.

(ii)           If the Promising Buyer recovers any amount from a Third Party, the amount of the Loss shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Promising Buyer in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Loss.

(iii)          If the Promising Sellers at any time pay to the Promising Buyer an amount pursuant to a Loss and the Promising Buyer subsequently becomes entitled to recover from a Third Party any sum in respect of the matter giving rise to such Loss, the Promising Buyer shall repay to the Promising Sellers as soon as possible and in any case within thirty (30) days from the date of the recovery, so much of the amount paid to the Promising Buyer as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Promising Buyer in recovering that sum from such Third Party).

CLAUSE NINE

MISCELLANEOUS

9.1      Communications and Notices.

Any notification to the Parties pursuant to this Agreement, shall be sent by courier and e-mail and shall be effective two (2) days after the courier has acknowledged receipt of the communication or notice for its dispatch, and shall be sent as follows:

(a)        If to the Promising Sellers, addressed to:

Manuel Antonio Tocornal

mat@empresaspenta.cl

El Bosque Norte 0440, piso 15

Las Condes

Santiago

CHILE

With a copy to:

Alcaíno | Rodríguez

Att.: Alfredo Alcaíno

alcainod@alcainorodriguez.cl

Bandera 206, piso 7

Santiago

CHILE

(b)        If to the Promising Buyer, addressed to:

Roberto Walker

walker.roberto@principal.com

Av. Apoquindo 3600, piso 8

Las Condes

Santiago

CHILE

With a copy to:

Cariola Díez Pérez-Cotapos & Cía. Ltda.

Att.: Francisco J. Illanes

fjillanes@cariola.cl

Av. Andrés Bello 2711, piso 19

Las Condes

Santiago

CHILE

For the avoidance of any doubt, if the e-mail is not sent, the validity of the Notification shall not be affected.

The Parties may at any time indicate a different address or representative to be Notified, as long as they are in the city of Santiago de Chile. Any change in the details above mentioned, shall be Notified to the other Party within five (5) days after the occurrence of such change; otherwise said change shall not be effective.

9.2      Assignment and Amendments and Exercise of Rights.

(a)        No waiver of any term or condition herein shall be effective unless made in writing and shall not be construed as a waiver to any right derived from a later breach of the Agreement or to any other term or condition herein;

(b)        This Agreement shall be binding upon and inure to the benefit of each Party and its legal successors and authorized assignees. Neither Party shall totally or partially assign its rights under this Agreement without prior written consent from the other Party.

For the avoidance of any doubt, the Promising Buyer is hereby authorized by the Promising Sellers pursuant to Clause 3.11 hereof, to perform its rights and obligations under this Agreement appointing a Chilean legal entity that is an Affiliate of Principal Financial Group, Inc. provided the Principal Financial Services, Inc. shall continue to be the Guarantor under this Agreement.

(c)        No failure or delay of any of the Parties to exercise any right hereunder shall be construed as a waiver thereof. Moreover, any single or partial exercise of said rights shall not preclude its complete exercise nor the exercise of such other rights under this Agreement or granted by Law; and

(d)        This Agreement may be amended only by writing agreement of all Parties through duly appointed Representatives.

9.3      Entire Agreement.

This Agreement, its Appendixes and the Promising Sellers’ Disclosure Letter and its annexes contain the entire agreement between the Parties regarding the matters referred to herein and supersede every informative memo, agreement, act, communication, information or contract between the Parties on the same subjects.

9.4      Language.

This Agreement has been negotiated, drafted and executed in English, notwithstanding any free translations into Spanish that the Parties may have prepared and exchanged. In case of discrepancies, the English version shall prevail.

9.5      Interest.

In the event of delay in the payment of any amount due by any Party in accordance hereto, such amount shall accrue interest from the due date and until its effective payment, at a rate equal to the legal maximum interest rate for operaciones no-reajustables operations of more than ninety (90) days in local currency.

9.6      Expenses.

(a)        Any and all rights, Taxes, expenses and costs in connection with this Agreement shall be borne by the Party who made them, except for any and all expenses related to the OPA and the corresponding deeds and registries which shall be borne by the Promising Buyer.

(b)        The Parties agree that J.P. Morgan’s services in connection with the transaction contemplated in this Agreement have been rendered for the benefit of all the Company’s shareholders participating in the OPA. The portion of J.P.Morgan’s fees corresponding to each share issued by the Company is US$0.5001 at its equivalent in Pesos on the date of the Notice of Commencement. Therefore, J.P. Morgan’s fees must be borne by the Company’s shareholders participating in the OPA as follows: (i) the portion of J.P.Morgan’s fees corresponding to the Promising Sellers shall be paid at Closing by the agent, discounting such fees from the Price; and (ii) The portion of J.P.Morgan’s fees corresponding to each other share validly tendered in the OPA shall be paid to J.P. Morgan by the agent discounting such fees from the OPA Price, provided that the shareholders of the Company accept the terms and conditions of the OPA by tendering their shares.

9.7      Taxes. Rate of Exchange.

(a)        Each Party shall pay its own Taxes arisen from the sale of the Shares in accordance with Law.

(b)        When an amount is stated in this Agreement in US dollars, but a Loss or other amounts originally occurs in another currency, the value (in US dollars) of such Loss or other amount shall be determined by using the exchange rate from such currency to US dollars pursuant to the Observed Exchange Rate (Dólar Observado) published by the Central Bank of Chile in the Official Gazette, on the date such Loss is suffered or incurred, or such other amounts is calculated or determined for the purposes of this Agreement. “Dólar Observado” at any date of determination means the exchange rate published on said date by the Central Bank of Chile in accordance with number 6 of Chapter 1 of the Foreign Exchange Regulations of the Central Bank of Chile, provided however, that if the Central Bank of Chile discontinues the publication of the Dólar Observado, the exchange rate that replaces the Dólar Observado shall apply.

(c)        When an amount in this Agreement is stated in UF, the value in Pesos shall be determined by the equivalent of the UF into Pesos at the date of calculation.

9.8      Governing Law.

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with Law, without giving effect to any choice of law or conflict of law provision.

9.9      Counterparts.

This Agreement shall be executed in three counterparts, one for each of the Promising Sellers and one for the Promising Buyer.

9.10    Domicile.

For any legal effects derived from this Agreement, the Parties have set their domicile in the borough and city of Santiago.

9.11    Dispute Resolution.

Any and all doubt, difficulty or difference between the Parties arisen under or in connection with this Agreement, its interpretation, fulfilment, validity, performance, termination, resolution, nullity and any other, of any kind whatsoever, including without limitation those relating to the existence and validity of this Clause, any matter relating to the competence and/or jurisdiction of the arbitrators and the faculties granted to the arbitrators hereby, and the determination of the applicability of the penalty clause and indemnities, as the case may be, shall be settled each time, by a panel of three arbitrators who shall be appointed in accordance with the Rules of the Arbitration Centre of the Chamber of Commerce of Santiago A.G., as published in the Official Gazette dated May 8th, 2002, which is deemed herein as part of this Clause and acknowledged and accepted by the Parties.

The three arbitrators shall be appointed as follows:

(a) each Party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chairman of the tribunal;

(b) if either Party fails to appoint an arbitrator within fifteen (15) days of receipt of Notification of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed from the members of the arbitral list of the Centre of Arbitration of the Arbitration Centre of the Chamber of Commerce of Santiago A.G., by the said Centre, upon the sole request of any of the Parties;

(c) if the two arbitrators to be appointed by the Parties fail to agree upon a third arbitrator within 15 days of the appointment of the second arbitrator, the third arbitrator shall be appointed from the members of the arbitral list of the Centre of Arbitration of the Arbitration Centre of the Chamber of Commerce of Santiago A.G., by the said Centre, upon the sole request of any of the Parties.

The Parties confer an irrevocable special power of attorney upon the Santiago Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. so that it may, at the written request of any of the Parties, appoint one or more arbitrators from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center in accordance with letters (b) and (c) above.

In any case, the arbitrators will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure (arbitro mixto).

The seat or legal place of the arbitration shall be Santiago de Chile.

The language to be used in the arbitral proceedings shall be Spanish. Notwithstanding that the language of the arbitration is Spanish, the arbitrators must be fluent in English.

The governing law of the contract shall be the substantive law of Chile.

The Parties confirm that prior to establishing the arbitration proceedings in accordance with this clause, the regular courts of justice will have jurisdiction to decree preliminary measures -including precautionary measures- requested by the Parties. Once the arbitration proceedings have been established, the arbitrators shall have jurisdiction to order that the measure continue to be valid after filing of the claim, in accordance with Article 280 of the Code of Civil Procedures, and any precautionary measures requested of it.

There shall be no remedy against the arbitrators’ resolutions.

The provisions of this Clause shall remain effective notwithstanding the termination of the Agreement.

9.12    Terms.

Any term set forth in this Agreement shall be counted in calendar days unless expressly provided otherwise. The terms shall be counted as indicated in article 48 of the Chilean Civil Code. Thus, if any term contained in this Agreement finishes on Saturday, Sunday or holiday, it shall not be deferred unless expressly provided otherwise.

*                *                *

[Signature page follows]

This is the signatures page of the Sale and Purchase Promise Agreement among Empresas Penta S.A. and Inversiones Banpenta Limitada as Promising Sellers and Principal Financial Services, Inc., as Promising Buyer, dated October 5th, 2012.

/s/ Carlos Eugenio Lavín García-Huidobro	/s/ Carlos Alberto Délano Abbott
Carlos Eugenio Lavín García-Huidobro	Carlos Alberto Délano Abbott
p.p. Empresas Penta S.A.	p.p. Empresas Penta S.A.
p.p. Inversiones Banpenta Limitada	p.p. Inversiones Banpenta Limitada

/s/ Roberto Walker Hitschfeld
Roberto Walker Hitschfeld
p.p. Principal Financial Services, Inc.